www.aviatnetworks.com

Aviat Networks Appoints Bruce Taten to its Board of Directors
AUSTIN, Texas, March 14, 2022 /PRNewswire/ -- Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in wireless transport solutions, is today announcing the appointment of Bruce Taten to its board of directors.
Mr. Taten served as Senior Vice President and General Counsel and Chief Compliance Officer for Cooper Industries plc from 2008 until its merger with Eaton Corporation in November 2012. Previously, Mr. Taten was Vice President and General Counsel at Nabors Industries from 2003 to 2008 and earlier practiced law with Simpson Thacher & Bartlett LLP and Sutherland Asbill & Brennan LLP. Before attending law school, he practiced as a CPA with Peat Marwick Mitchell & Co. (now KPMG) in New York. Mr. Taten currently is a practicing attorney and private investor. He sits on the Board of Directors for Jeld-Wen Holding, Inc., where he is a member of the Compensation Committee (Chair) and Governance and Nominating Committee.
"We are happy to welcome Bruce to our board," said John Mutch, Chairman of Aviat Networks. "Bruce brings experience in environmental, social and governance matters, mergers and acquisitions, tax, finance and securities offerings and public company compliance, all of which will be important as we execute our growth strategy, increase profitability, and return greater value to our shareholders."
"I am extremely excited to join the Board of Directors for Aviat Networks," said Mr. Taten. "The Company has a bright future ahead and I look forward to working with John, Pete, and the other board members to accelerate our success.”
Mr. Taten earned his FSA Credential from the Sustainability Accounting Standards Board (SASB) in 2020 and holds a B.S. and M.S. from Georgetown University and a J.D. from Vanderbilt University.
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About Aviat Networks

Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Media Contact: Gary Croke, Aviat Networks, Inc., gary.croke@aviatnet.com
Investor Relations Contact: Keith Fanneron, Aviat Networks, Inc., keith.fanneron@aviatnet.com